ENACT REPORTS FIRST QUARTER 2022 RESULTS
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First quarter GAAP Net Income of $165 million, or $1.01 per diluted share
First quarter Adjusted Net Operating Income of $165 million, or $1.01 per diluted share
First quarter return on equity of 16.2% and adjusted operating return on equity of 16.2%
Record Insurance-in-Force of $232 billion, a 10% increase from first quarter 2021
PMIERs Sufficiency of 176% or $2,261 million
Book value per share of $24.86

Raleigh, NC, May 3, 2022 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the first quarter of 2022.

"We had an excellent first quarter and a very strong start to our first full year as a public company,” said Rohit Gupta, President and CEO of Enact. “Through execution of our growth and risk management strategy and benefits of our differentiated competitive position, we delivered strong financial results, including record insurance in force and favorable loss performance. Importantly, we maintained a very strong balance sheet and delivered against our capital allocation priorities with the initiation of a dividend program under which we will pay an initial dividend of $0.14 per share in the second quarter of 2022. Going forward, we are well positioned to navigate current market dynamics, enabling continued growth and value creation for all of our shareholders.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	1Q22	4Q21	1Q21
Net Income (loss)	$165	$154	$125
Diluted Net Income (loss) per share	$1.01	$0.94	$0.77
Adjusted Operating Income (loss)	$165	$154	$126
Adj. Diluted Operating Income (loss) per share	$1.01	$0.94	$0.77
NIW ($B)	$19	$21	$25
Primary IIF ($B)	$232	$227	$210
Persistency	76%	69%	56%
Net Premiums Earned	$234	$237	$253
Losses Incurred	$(10)	$6	$55
Loss Ratio	(4)%	3%	22%
Operating Expenses	$57	$59	$61
Expense Ratio	24%	25%	24%
Net Investment Income	$35	$35	$35
Return on Equity	16.2%	14.8%	12.8%
Adjusted Operating Return on Equity	16.2%	14.8%	12.9%
PMIERs Sufficiency ($)	$2,261	$2,003	$1,764
PMIERs Sufficiency (%)	176%	165%	159%

First Quarter 2022 Financial and Operating Highlights
•Net income for the first quarter of 2022 was $165 million, or $1.01 per diluted share, compared with $125 million, or $0.77 per diluted share, for the first quarter of 2021 and $154 million, or $0.94 per diluted share, for the fourth quarter of 2021. The sequential improvement in net income was primarily driven by lower losses from favorable reserve development, partially offset by lower premiums. The increase in net income from the first quarter of 2021 was primarily driven by lower losses from favorable reserve development in the current quarter, lower new delinquencies in the current quarter and unfavorable reserve development in the first quarter of 2021, offset partially by lower premiums in the current quarter.
•Adjusted net operating income for the first quarter of 2022 was $165 million, or $1.01 per diluted share, compared with $126 million, or $0.77 per diluted share, for the first quarter of 2021 and $154 million, or $0.94 per diluted share, for the fourth quarter of 2021.
•New insurance written (NIW) was $19 billion, down 25% compared to $25 billion in the first quarter of 2021, driven by lower estimated originations and down 12% compared to $21 billion in the fourth quarter of 2021 driven by seasonally lower purchase originations. Our new insurance written for the first quarter was comprised of 91% monthly premium policies and 92% purchase originations.
•Primary Insurance-In-Force was $232 billion, up 10% compared to $210 billion in the first quarter of 2021 and up 2% compared to $227 billion in the fourth quarter of 2021.
•Persistency for the first quarter of 2022 was 76%, up from 56% in the first quarter of 2021 and 69% in the fourth quarter of 2021. The continued increase in persistency towards historical norms was primarily driven by an increase in mortgage rates and an ongoing decline in the percentage of our in-force policies with mortgage rates above current rates.
•Net premiums earned were $234 million, down 7% compared to $253 million in the first quarter of 2021 and down 1% compared to $237 million in the fourth quarter of 2021. Net earned premium yield was down from the first quarter of 2021 and the fourth quarter of 2021, driven by the lapse of older, higher-priced policies as compared to our new insurance written and lower single premium cancellations. The decrease in net earned premium yield versus the first quarter of 2021 was also driven by higher ceded premiums in the current quarter.
•Losses incurred for the first quarter of 2022 were $(10) million and the loss ratio was (4)%, compared to $55 million and 22%, respectively, in the first quarter of 2021, driven by favorable reserve development in the current quarter of $50 million and lower new delinquencies. Current quarter losses incurred and the loss ratio also compared favorably to results of the fourth quarter 2021 of $6 million and 3%, respectively, driven by favorable reserve development of $50 million partially offset by higher new delinquencies from recent large books that are aging and going through their normal loss development pattern.
•Percentage of loans in default at quarter end was 2.40%, compared to 4.48% as of March 31, 2021, and 2.65% as of December 31, 2021, as cures continued to outpace new delinquencies.
•Operating expenses in the current quarter were $57 million and the expense ratio was 24%, compared to $61 million and 24%, respectively, in the first quarter of 2021, driven by lower allocations from our Parent partially offset by incremental expenses associated with standing-up certain public company activities. Operating expenses and the expense ratio were $59 million and 25%, respectively, in the fourth quarter of 2021. Operating expenses in the fourth quarter of 2021 included $1 million of strategic transaction preparation costs and restructuring costs.
•Net investment income for the first quarter of 2022 was $35 million, flat sequentially and as compared to first quarter of 2021.
•Annualized return on equity for the first quarter of 2022 was 16.2%, and annualized adjusted operating return on equity was 16.2%. Current-quarter results compare favorably to both the first quarter 2021 results of 12.8% and 12.9% and the fourth quarter 2021 results of 14.8% and 14.8%, respectively. Sequential improvements in both return on equity and adjusted operating return on equity were driven, in part, by lower losses in the current quarter, the execution of a $200 million special cash dividend in the fourth quarter of 2021 and the change in unrealized gains / losses in our asset portfolio.

Capital and Liquidity
•We executed two excess-of-loss reinsurance transactions with a panel of reinsurers. The first transaction provides up to $294 million of loss coverage on a portion of current and expected new insurance written for the 2022 book year. The second provides $325 million of loss coverage on a portfolio of existing mortgage insurance policies written from July 1, 2021 through December 31, 2021.
•PMIERs sufficiency was 176% and $2,261 million above the published PMIERs requirements compared to 159% and $1,764 million above the published PMIERs requirements in the first quarter of 2021. The sequential increase in PMIERs sufficiency was driven by our execution of two reinsurance transactions, business cash flows and lower delinquencies, partially offset by NIW and the amortization of existing reinsurance transactions.
•PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk-based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $272 million at the end of the current quarter, compared to $1,012 million at the end of the first quarter 2021 and $390 million at the end of the fourth quarter 2021. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier.
•Enact Holdings, Inc. held $243 million of cash as of March 31, 2022, a decrease of $21 million from the prior quarter, primarily due to the semi-annual interest payment on our 2020 debt issuance.

Recent Events
•In April, we announced that our Board of Directors has approved the initiation of a dividend program under which the Company intends to pay a quarterly cash dividend. The inaugural quarterly dividend for the second quarter of 2022 will be $0.14 per share, payable on May 26, 2022 to common shareholders of record on May 9, 2022. Future dividend payments are subject to quarterly review and approval by our Board of Directors and our Parent and will be targeted to be paid in the third month of each subsequent quarter. Our primary mortgage insurance operating company, Enact Mortgage Insurance Corporation (“EMICO”), completed a distribution to Enact Holdings Inc. (“EHI”). We intend to use these proceeds and future EMICO distributions to fund the quarterly dividend as well as to bolster our financial flexibility at EHI and return additional capital to shareholders.

Conference Call and Financial Supplement Information
This press release, the first quarter 2022 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss first quarter financial results in a conference call tomorrow, Wednesday, May 4, 2022, at 8:00 a.m. (Eastern). Enact’s conference call can be accessed via telephone and Internet. The dial-in number is 1.833.730.3978 in the U.S. or 1.720.405.2123 for international callers; the conference ID is 6293684. To participate in the call by webcast, register at https://ir.enactmi.com/news-and-events/events at least 15 minutes prior to the webcast to download and install any necessary software.

A digital replay of the webcast will be available on the Enact website following the live broadcast for a period of one year at https://ir.enactmi.com/news-and-events/events.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, is available on Enact’s website at https://ir.enactmi.com.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including uncertainty around Covid-19 and the effects of government and other measures seeking to contain its spread; supply chain constraints; inflation; risks related to an economic downturn or recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. In addition, the potential for future dividend payments will be determined in consultation with the Board of Directors, and after considering economic and regulatory factors, current risks to the Company, and subsidiary performance. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share", and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Company defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	1Q22	4Q21	1Q21
REVENUES:
Premiums	$234,279	$236,864	$252,542
Net investment income	35,146	35,246	35,259
Net investment gains (losses)	(339)	5	(956)
Other income	502	727	1,738
Total revenues	269,588	272,842	288,583

LOSSES AND EXPENSES:
Losses incurred	(10,446)	5,972	55,374
Acquisition and operating expenses, net of deferrals	54,262	55,630	57,622
Amortization of deferred acquisition costs and intangibles	3,090	3,600	3,838
Interest expense	12,776	12,771	12,737
Total losses and expenses	59,682	77,973	129,571

INCOME BEFORE INCOME TAXES	209,906	194,869	159,012
Provision for income taxes	45,276	41,335	33,881
NET INCOME	$164,630	$153,534	$125,131

Net investment (gains) losses	339	(5)	956
Costs associated with reorganization	222	89	—
Taxes on adjustments	(118)	(17)	(201)
Adjusted Operating Income	$165,073	$153,601	$125,886

Loss ratio (1)	(4)%	3%	22%
Expense ratio (2)	24%	25%	24%
Earnings Per Share Data:
Net Income per share
Basic	$1.01	$0.94	$0.77
Diluted	$1.01	$0.94	$0.77
Adj operating income per share
Basic	$1.01	$0.94	$0.77
Diluted	$1.01	$0.94	$0.77
Weighted-average common shares outstanding
Basic	162,841	162,840	162,840
Diluted	163,054	162,985	162,840

(1)The ratio of losses incurred to net earned premiums.
(2)The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs decreased the expense ratio by zero percentage point for the three months ended December 31, 2021 and one percentage point for the three months ended March 31, 2021.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	1Q22	4Q21	1Q21
Investments:
Fixed maturity securities available-for-sale, at fair value	$5,093,084	$5,266,339	$5,106,128
Short term investments	—	—	12,500
Total investments	5,093,084	5,266,339	5,118,628
Cash and cash equivalents	440,160	425,828	431,335
Accrued investment income	32,565	31,061	28,821
Deferred acquisition costs	27,000	27,220	28,544
Premiums receivable	40,381	42,266	42,454
Deferred tax asset	56,060	—	—
Other assets	103,157	73,059	49,921
Total assets	$5,792,407	$5,865,773	$5,699,703

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$625,279	$641,325	$603,528
Unearned premiums	236,410	246,319	280,742
Other liabilities	141,125	130,604	121,609
Long-term borrowings	741,004	740,416	738,711
Deferred tax liability	—	1,586	19,787
Total liabilities	1,743,818	1,760,250	1,764,377
Equity:
Common stock	1,628	1,628	1,628
Additional paid-in capital	2,374,568	2,371,861	2,368,782
Accumulated other comprehensive income	(140,690)	83,581	136,960
Retained earnings	1,813,083	1,648,453	1,427,956
Total equity	4,048,589	4,105,523	3,935,326
Total liabilities and equity	$5,792,407	$5,865,773	$5,699,703

Book value per share	$24.86	$25.21	$24.17

U.S. GAAP ROE (1)	16.2%	14.8%	12.8%
Net investment (gains) losses	0.0%	0.0%	0.1%
Costs associated with reorganization	0.0%	0.0%	0.0%
Taxes on adjustments	0.0%	0.0%	0.0%
Adjusted Operating ROE(2)	16.2%	14.8%	12.9%

Debt to Capital Ratio	15%	15%	16%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity